Exhibit 99.1

Global Partners Reports Strong Financial Results for the Third Quarter of 2014

- Net Income Attributable to the Partnership of $42.5 Million, up 64.7% Year-over-Year

- EBITDA of $74.7 Million, up 27.8% Year-over-Year

- Distributable Cash Flow of $51.5 Million, up 15.9% Year-over-Year

- Partnership Increases Full-Year 2014 EBITDA Guidance

WALTHAM, Mass.--(BUSINESS WIRE)--November 6, 2014--Global Partners LP (NYSE: GLP) today reported financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Summary

Net income attributable to Global Partners for the third quarter of 2014 was $42.5 million, or $1.50 per diluted limited partner unit, compared with $25.8 million, or $0.91 per diluted limited partner unit, for the third quarter of 2013.

Combined product margin for the third quarter of 2014 was $170.3 million, compared with $133.5 million for the third quarter of 2013.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2014 were $74.7 million, compared with $58.5 million for the same period of 2013.

Distributable cash flow (DCF) for the third quarter of 2014 was $51.5 million, compared with distributable cash flow of $44.4 million for the third quarter of 2013.

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended September 30, 2014 and 2013.

“We reported strong results in the third quarter, posting solid margin gains in our Wholesale and Gasoline Distribution and Station Operations segments,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Our performance reflected higher throughput at our crude oil transload facilities, increases in wholesale gasoline and gasoline blendstocks product margin and increased profitability in our retail gasoline and convenience store business.

“Through strategic acquisitions and organic projects, we continue to build a portfolio of high-quality, integrated assets,” Slifka said. “Our planned acquisition of Warren Equities will create meaningful economies of scale for our wholesale supply and retail gasoline station and convenience store assets and will serve as a platform for growth.

“In July we announced plans to develop, build and operate a crude oil terminal in Port Arthur, Texas under a long-term lease agreement with Kansas City Southern,” Slifka said. “We are actively pursuing permits for this project that will give us entree to the Gulf region’s significant refining capacity and potential export opportunities. In addition, new pipeline connections are expanding our crude oil gathering capabilities in the Bakken, while on the West Coast our recently received permit moves us a step closer to simultaneously producing ethanol and transloading crude. Together with Albany, N.Y., Clatskanie, OR and our pending Port Arthur terminal project, our national footprint of crude by rail assets allows our customers the flexibility to move product to East, West and Gulf Coast destinations.”

Sales for the third quarter of 2014 were $4.0 billion, compared with $4.4 billion for the same period in 2013. Wholesale segment sales were $2.9 billion, compared with $3.3 billion for the third quarter of 2013. Sales from the Gasoline Distribution and Station Operations (GDSO) segment were $924.8 million, versus $911.7 million for the same period in 2013. Commercial segment sales were $210.6 million, compared with $213.9 million for the third quarter of 2013.

Wholesale segment volume was 1.1 billion gallons in the third quarter of 2014, compared with 1.2 billion gallons for the same period of 2013. Volume in the GDSO segment was 268.9 million gallons for the third quarter of 2014, compared with 276.3 million gallons in the third quarter of 2013. Commercial segment volume was 85.0 million gallons, compared with 84.0 million gallons for the third quarter of 2013.

Gross profit was $155.4 million for the third quarter of 2014, compared with $118.1 million for the third quarter of 2013. Wholesale segment product margin increased to $84.9 million from $64.1 million in the third quarter of 2013. Product margin in the GDSO segment increased to $80.2 million from $64.7 million in the third quarter of 2013. Commercial segment product margin increased to $5.2 million for the third quarter of 2014 from $4.7 million in the same period of 2013.

Recent Highlights

  The Partnership agreed to acquire 100% of the equity interest in Warren Equities, Inc., one of the largest independent marketers of petroleum products in the Northeast, from the Warren Alpert Foundation for total consideration of approximately $383 million, subject to closing adjustments. Last week, the Partnership received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for the proposed acquisition, which is expected to close in the first quarter of 2015, subject to customary closing conditions. The acquisition is expected to be accretive in the first full year of operations.
  In connection with the planned acquisition of Warren, Global has amended its revolving credit facility to provide the Partnership with the option to expand the facility by either $75 million or $150 million.
  The Board of Directors of Global’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.6525 per unit, or $2.61 per unit on an annualized basis, on all of its outstanding common units for the period from July 1 through September 30, 2014. This marked the 10th consecutive increase in the quarterly distribution.

Business Outlook

“Based on our performance through the first three quarters of 2014, we are increasing our full-year EBITDA guidance to a range of $215 million to $230 million,” Slifka said. “We believe that we are well positioned to deliver on our strategic business objectives for the year and going forward. We are focused on continuing to leverage the flexibility of our assets to drive efficiencies across the business.”

The guidance provided by Global Partners is based on assumptions regarding current market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2014 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. Global is a leader in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to the East and West Coasts for distribution to refiners and other customers. With a portfolio of approximately 900 locations primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, Global is a distributor of natural gas and propane. Global is No. 146 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Sales	$4,050,458	$4,433,426	$13,737,006	$14,794,372
Cost of sales	3,895,023	4,315,333	13,335,922	14,523,410
Gross profit	155,435	118,093	401,084	270,962

Costs and operating expenses:
Selling, general and administrative expenses	41,408	27,889	110,379	79,232
Operating expenses	53,315	46,713	152,296	137,420
Amortization expense	4,522	4,773	13,574	13,321
Total costs and operating expenses	99,245	79,375	276,249	229,973

Operating income	56,190	38,718	124,835	40,989

Interest expense	(12,324)	(10,855)	(35,677)	(32,113)

Income before income tax expense	43,866	27,863	89,158	8,876

Income tax expense	(244)	(2,727)	(660)	(852)

Net income	43,622	25,136	88,498	8,024

Net (income) loss attributable to noncontrolling interest	(1,114)	679	(1,699)	549

Net income attributable to Global Partners LP	42,508	25,815	86,799	8,573

Less: General partner's interest in net income, including
incentive distribution rights	1,623	1,042	4,164	2,306

Limited partners' interest in net income	$40,885	$24,773	$82,635	$6,267

Basic net income per limited partner unit (1)	$1.50	$0.91	$3.03	$0.23

Diluted net income per limited partner unit (1)	$1.50	$0.91	$3.03	$0.23

Basic weighted average limited partner units outstanding	27,183	27,333	27,229	27,350

Diluted weighted average limited partner units outstanding (2)	27,307	27,333	27,312	27,593

(1)

Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(2)

Basic units were used to calculate diluted net income per limited partner unit for the three months ended September 30, 2013, as using the effects of phantom units would have an anti-dilutive effect on income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$5,545	$9,217
Accounts receivable, net	529,147	686,392
Accounts receivable - affiliates	3,411	1,404
Inventories	455,709	572,806
Brokerage margin deposits	10,792	21,792
Fair value of forward fixed price contracts	57,121	46,007
Prepaid expenses and other current assets	53,989	36,693
Total current assets	1,115,714	1,374,311

Property and equipment, net	823,583	803,636
Intangible assets, net	54,195	67,769
Goodwill	154,078	154,078
Other assets	30,124	28,128

Total assets	$2,177,694	$2,427,922

Liabilities and partners' equity
Current liabilities:
Accounts payable	$545,749	$781,119
Working capital revolving credit facility - current portion	113,000	-
Line of credit	700	3,700
Environmental liabilities - current portion	3,320	3,377
Trustee taxes payable	82,133	80,216
Accrued expenses and other current liabilities	63,484	65,963
Obligations on forward fixed price contracts	55,754	38,197
Total current liabilities	864,140	972,572

Working capital revolving credit facility - less current portion	92,000	327,000
Revolving credit facility	272,600	434,700
Senior notes	368,012	148,268
Environmental liabilities - less current portion	36,533	37,762
Other long-term liabilities	47,253	44,440
Total liabilities	1,680,538	1,964,742

Partners' equity
Global Partners LP equity	447,514	415,237
Noncontrolling interest	49,642	47,943
Total partners' equity	497,156	463,180

Total liabilities and partners' equity	$2,177,694	$2,427,922

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$25,370	$21,854	$70,959	$4,786
Crude oil	44,670	24,621	98,256	70,503
Other oils and related products	14,821	17,592	57,964	45,263
Total	84,861	64,067	227,179	120,552
Gasoline Distribution and Station Operations segment:
Gasoline distribution	54,306	43,443	126,629	110,533
Station operations	25,905	21,287	68,609	59,062
Total	80,211	64,730	195,238	169,595
Commercial segment	5,234	4,745	23,295	21,340
Combined product margin	170,306	133,542	445,712	311,487
Depreciation allocated to cost of sales	(14,871)	(15,449)	(44,628)	(40,525)
Gross profit	$155,435	$118,093	$401,084	$270,962

Reconciliation of net income to EBITDA
Net income	$43,622	$25,136	$88,498	$8,024
Net (income) loss attributable to noncontrolling interest	(1,114)	679	(1,699)	549
Net income attributable to Global Partners LP	42,508	25,815	86,799	8,573
Depreciation and amortization, excluding the impact of noncontrolling interest	19,651	19,061	57,253	50,999
Interest expense, excluding the impact of noncontrolling interest	12,314	10,855	35,635	32,113
Income tax expense	244	2,727	660	852
EBITDA	$74,717	$58,458	$180,347	$92,537

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$144,367	$(73,600)	$194,001	$254,112
Net changes in operating assets and liabilities and certain non-cash items	(79,167)	119,537	(42,750)	(190,554)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(3,041)	(1,061)	(7,199)	(3,986)
Interest expense, excluding the impact of noncontrolling interest	12,314	10,855	35,635	32,113
Income tax expense	244	2,727	660	852
EBITDA	$74,717	$58,458	$180,347	$92,537

Reconciliation of net income to distributable cash flow
Net income	$43,622	$25,136	$88,498	$8,024
Net (income) loss attributable to noncontrolling interest	(1,114)	679	(1,699)	549
Net income attributable to Global Partners LP	42,508	25,815	86,799	8,573
Depreciation and amortization, excluding the impact of noncontrolling interest	19,651	19,061	57,253	50,999
Amortization of deferred financing fees	1,620	1,744	4,187	5,062
Amortization of senior notes discount	225	105	435	263
Amortization of routine bank refinancing fees	(1,339)	(985)	(3,342)	(2,955)
Maintenance capital expenditures	(11,156)	(1,297)	(28,467)	(9,192)
Distributable cash flow	$51,509	$44,443	$116,865	$52,750

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$144,367	$(73,600)	$194,001	$254,112
Net changes in operating assets and liabilities and certain non-cash items	(79,167)	119,537	(42,750)	(190,554)
Amortization of deferred financing fees	1,620	1,744	4,187	5,062
Amortization of senior notes discount	225	105	435	263
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(3,041)	(1,061)	(7,199)	(3,986)
Amortization of routine bank refinancing fees	(1,339)	(985)	(3,342)	(2,955)
Maintenance capital expenditures	(11,156)	(1,297)	(28,467)	(9,192)
Distributable cash flow	$51,509	$44,443	$116,865	$52,750

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary